EXHIBIT 99.1
------------
NEWS RELEASE
MARCH 13, 2000
                              CONTACTS: PAUL S. DUNN, INVESTOR RELATIONS, OR
                                        MAURICE R. TAYLOR, II, CHAIRMAN AND CEO,
                                        AT CHRONIMED INC. (612) 979-3600


         CHRONIMED ANNOUNCES INTENT TO SPIN-OFF DIAGNOSTIC PRODUCTS UNIT
                   COMPANY DISCONTINUES PAINEWEBBER ENGAGEMENT

MINNEAPOLIS, MARCH 13, 2000 -- CHRONIMED INC.'S (NASDAQ: CHMD) Board of Directors today announced its intent to spin-off its Diagnostic Products business through a tax free dividend to shareholders. The dividend will provide shares in the newly formed company to shareholders of Chronimed Inc. as of a record date to be announced. Management and operations of the new Diagnostic Products company will be independent of Chronimed Inc. Also, it is intended that the Diagnostic Products business will trade on Nasdaq's National Market System, independent from the remaining Pharmacy Services business. The spin-off, which is contingent upon a favorable tax opinion and satisfaction of other conditions, is expected to be completed within the next few months.

         The Board indicated Mr. Taylor will be the chief executive officer and Chairman of the Board of the Diagnostic Products company upon its formation. The Board also directed that Henry F. Blissenbach, Pharm.D., Chronimed's current president and chief operating officer, will be promoted to chief executive officer and Chairman of the Board of Chronimed Inc., the Pharmacy Services company.

         Commenting on the decision, Chronimed's chairman and chief executive officer, Maurice R. Taylor, II, said, "This action represents the culmination of a thorough analysis, led by PaineWebber, of strategic alternatives available to the Company. This analysis clearly demonstrated that Chronimed is really two distinct businesses in different healthcare sectors -- a diagnostic products business and a specialty pharmacy services business. We learned that our integrated approach to healthcare was confusing to many people in the business and investment communities, and therefore, the true value of the company was being discounted. As a result, our Board of Directors concluded that creating two separate public companies would be the best way to deliver to shareholders the value it believes inherent in both Diagnostic Products and Pharmacy Services. Each company will now be able to focus on its unique markets to enhance its own growth and profitability. The Company appreciates the efforts of the Board, management and employees during the past year as we have sorted through various alternatives. We also thank PaineWebber, whose assignment is now complete with this action, for its direction and assistance."

         Commenting on the future of the Pharmacy Services company, Mr. Blissenbach said, "The outlook for Chronimed as a stand-alone pharmacy services provider is very exciting. The growth of the Pharmacy Services business has been phenomenal, particularly in our biotech injectables, HIV/AIDS and hepatitis lines. This split will allow Chronimed to be a "pure play" entity focused on specialty pharmacy distribution, a group that has been one of the best performing and most rewarded segments in the healthcare sector."


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CHRONIMED ANNOUNCES INTENT TO SPIN-OFF DIAGNOSTIC PRODUCTS UNIT
MARCH 13, 2000 - PAGE TWO


         Chronimed also announced that Board member Travers (Terry) Wills, and Senior Vice Presidents Steven Crees and Steven Russek have resigned their respective positions. On the departures, Mr. Taylor stated, "We are extremely grateful to them for their contributions to Chronimed's success. We wish them well in their new endeavors."

         Chronimed Inc. is a leading integrated healthcare company specializing in diagnostic products and specialty pharmacy services for people with chronic health conditions. The Company develops, manufactures, markets, and distributes pharmaceuticals and medical diagnostic products. It provides specialized patient management services nationwide for people with long-term chronic conditions such as HIV/AIDS, hepatitis B and C, diabetes, organ transplants, and diseases treated with injectable medications. Chronimed works directly with patients, providers, and payors to improve clinical and cost-of-care outcomes. Chronimed's web site address is www.chronimed.com.

         As a cautionary note to investors, certain matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its service and product sales plans; changes in the status of managed care contracts; the Company's ability to complete the spin-off of its diagnostic products business; and the risks described from time to time in the Company's SEC reports.

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